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                                                                     EXHIBIT 5.1
















                          AGREEMENT AND PLAN OF MERGER
                                  By and Among
                                24/7 Media, Inc.
                             Cloop Acquisition Corp.
                                       and
                          Music Marketing Network Inc.

                           Dated as of August 10, 1999



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         AGREEMENT  AND  PLAN OF  MERGER,  dated as of  August  10,  1999  (this
"Agreement"), by and among 24/7 Media, Inc., a Delaware corporation ("24/7"), Cloop Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of 24/7 (the "Subsidiary"), and Music Marketing Network Inc., a New Jersey corporation (the "Company").

         WHEREAS, the Boards of Directors of 24/7, the Subsidiary and the Company, and the Stockholders, have each approved the merger (the "Merger") of the Subsidiary with and into the Company, in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and the New Jersey Business Corporation Act ("New Jersey Law") and upon the terms and subject to the conditions set forth herein; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, each stockholder of the Company (collectively, the "Stockholders") is the owner of such number and class(es) of shares of capital stock (the "Shares") of the Company as is set forth in Schedule 1 hereto (the "Ownership Table"), and, as of the date hereof, such Shares collectively represent 100% of the issued and outstanding shares of capital stock of the Company.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, 24/7, the Subsidiary and the Company hereby agree as follows:

         1. The Merger

         (a) The Merger. At the Effective Time (as defined in Section 1(b)) and subject to and upon the terms and conditions of this Agreement, Delaware Law and New Jersey Law, the Subsidiary shall be merged with and into the Company, the separate corporate existence of the Subsidiary shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         (b) Effective Time; Closing.

              (i) As promptly as practicable after the Closing (as defined in paragraph (ii) below), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, and any other required documents, with each of the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey, in such forms as required by, and executed in accordance with the relevant provisions of, Delaware Law and New Jersey Law (collectively, the "Certificate of Merger"). When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall become effective under Delaware Law and New Jersey Law.


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              (ii)  The  closing  of  the  transactions   contemplated  by  this
Agreement (the "Closing") shall be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, at 1:00 P.M., New York time, on a date designated by 24/7 and the Company upon two business days' prior written notice of the satisfaction or waiver, as the case may be, of the conditions set forth in Sections 6 and 7 (the "Closing Date"), but in no event later than August 17, 1999, unless the parties shall agree upon a later date.

         (c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and New Jersey Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights, privileges, powers, franchises and property of the Subsidiary and the Company shall vest in the Surviving Corporation, and all restrictions, disabilities, duties, debts and liabilities of the Subsidiary and the Company shall become the restrictions, disabilities, duties, debts and liabilities of the Surviving Corporation.

         (d) Certificate of Incorporation; By-Laws. At the Effective Time, the Certificate of Incorporation and By-Laws of the Company shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, and shall continue in full force and effect until thereafter amended.

         (e)  Directors  and  Officers.  The directors and officers set forth on
Schedule 1(e) hereto shall be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         (f) Consideration; Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of 24/7, the Subsidiary, the Company or the Stockholders,

              (i) each share of capital stock of the Company held in the treasury of the Company shall be canceled and retired without payment of any consideration therefor and cease to exist; and

              (ii) each share of capital stock of the Company shall be exchanged for and converted into the right to receive validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of 24/7 ("24/7 Common Stock") as follows (the "Merger Consideration"):

                   (A) each share of common stock, par value $.01 per share, of the Company shall be exchanged for and converted into the right to receive
0.312174547 (the "Conversion Ratio") shares of 24/7 Common Stock; and

                   (B) each share of preferred stock, par value $.01 per share, of the Company shall be exchanged for and converted into the right to receive
113.698333 shares of 24/7 Common Stock.


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              (iii) each share of common stock, par value $.01 per share, of the
Subsidiary issued and outstanding immediately prior to the Effective Time shall be exchanged for and converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation. Each stock certificate of the Subsidiary evidencing ownership of any such shares shall evidence ownership of such shares of capital stock of the Surviving Corporation.

         (g) Outstanding Indebtedness; Employee Bonuses.

              (i) The obligations set forth under "Debt" on Schedule 1(g) shall be paid in full in cash, or, to the extent and in the manner set forth in
Schedule 1(g), otherwise satisfied through the issuance of shares of 24/7 Common Stock, on the Closing Date, and the Company shall cause to be delivered to 24/7 appropriate evidence of the receipt of such repayment or satisfaction.

              (ii)  The  obligations  set  forth  under  "Employee  Bonuses"  on
Schedule 1(g) will be satisfied in full through the issuance of shares of 24/7 Common Stock on the Closing Date as set forth in Schedule 1(g).

         (h) Assumption of Options.

              (i) The Company's obligations with respect to each outstanding option, as set forth on Schedule 2(d) hereto, to purchase shares of common stock of the Company issued pursuant to the Company's 1997 Stock Option Plan (the "Options"), whether vested or unvested, shall, by virtue of this Agreement and without any further action of the Company, 24/7 or the holder of any Option, be assumed by 24/7 under its 1998 Stock Incentive Plan. Unless otherwise elected by 24/7 prior to the Effective Time, 24/7 shall make such assumption in such manner that (i) 24/7 is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code or
(ii) to the extent that Section 424 of the Code does not apply to such Option, 24/7 would be such a corporation were Section 424 of the Code applicable to such Option; and, if not so otherwise elected, after the Effective Time, all references to the Company's 1997 Stock Option Plan shall be deemed to refer to 24/7's 1998 Stock Incentive Plan as of the Effective Time by virtue of this Agreement and without any further action.

              (ii) Each Option so assumed by 24/7 under this Agreement shall continue to have, and be subject to, similar terms and conditions set forth in the Company's 1997 Stock Option Plan as in effect immediately prior to the Effective Time, except that (i) such Option shall be governed by 24/7's 1998 Stock Incentive Plan, (ii) such Option will be exercisable for that number of shares of 24/7 Common Stock equal to the product of the number of shares of common stock of the Company that were purchasable under such Option immediately prior to the Effective Time multiplied by the quotient determined by dividing the fair market value of the common stock of the Company by the fair market value of the 24/7 Common Stock, rounded to the nearest whole number of shares of 24/7 Common Stock, and (iii) the per share exercise price for the shares of 24/7 Common Stock issuable upon exercise of such assumed Option will be equal to the exercise price per share of common stock of the Company at which such Option was exercisable immediately prior to the Effective Time multiplied by the quotient determined by dividing the fair market value of the

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24/7 Common  Stock by the fair market  value of the common stock of the Company, and rounding the resulting exercise price up to the nearest whole cent. For purposes of this Section 1(g)(ii), the fair market value of the 24/7 Common Stock is based on the closing price per share on the trading day immediately following (but not including) the Closing Date, as reported in The Wall Street Journal, and the fair market value of the common stock of the Company is based on the dollar value of the Company's common stock used to calculate the Conversion Ratio pursuant to Section 1(f)(ii)(A).

              (iii) As soon as reasonably practicable after the Effective Time, the Company will deliver to Option holders appropriate notices setting forth such holders' rights pursuant to 24/7's 1998 Stock Incentive Plan and confirming that the Options have been assumed by 24/7 under its 1998 Stock Incentive Plan in accordance with the terms and conditions required by this Section 1(h).

         (i) Surrender and Payment.

              (i) Each holder of shares of capital stock of the Company ("Capital Shares") that have been converted into the right to receive the Merger Consideration, upon surrender at the Closing of a certificate or certificates representing such Capital Shares, together with properly executed stock powers and stock transfer stamps covering such Capital Shares, will be entitled to receive the Merger Consideration payable in respect of such Capital Shares, which Merger Consideration shall be delivered at the Closing.

              (ii) All certificates representing Capital Shares outstanding prior to the Closing Date shall continue to evidence ownership of Capital Shares until such Capital Shares are surrendered and exchanged as provided herein. All certificates representing Capital Shares outstanding prior to the Closing Date shall be presented to 24/7 at the Closing and shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Agreement. The Merger Consideration delivered upon the surrender for exchange of the Capital Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Capital Shares and, after the Effective Time, there shall be no further registration or transfers of Capital Shares outstanding prior to the Closing Date.

              (iii) No fractional shares of 24/7 Common Stock shall be issued upon conversion of Capital Shares. In lieu of any fractional share of 24/7 Common Stock to which any holder of Capital Shares would otherwise be entitled, 24/7 shall round to the nearest whole share of 24/7 Common Stock.

         (j) Escrow Indemnity Account. Promptly after the Closing Date, 24/7 shall deliver to the escrow agent (the "Escrow Agent") under the escrow indemnification agreement dated the Closing Date, substantially in the form of Exhibit A hereto (the "Escrow Indemnity Agreement"), certificates representing an aggregate of 378,171 shares of 24/7 Common Stock that would have otherwise been received by the Stockholders in the Merger, to be held pursuant to the provisions of this Agreement and the Escrow Indemnity Agreement in an escrow account (the "Escrow Indemnity Account").

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         (k)  Dissenters'  Rights.  The  holders of  Capital  Shares as to which
dissenters'   rights  shall  have  been  duly  demanded  under   applicable  law
("Dissenting Shares"), if any, shall be entitled to payment by the Surviving Corporation only of the fair value of such Capital Shares plus accrued interest to the extent permitted by and in accordance with the provisions of applicable law; provided, however, that (i) if any holder of Dissenting Shares shall, under the circumstances permitted by applicable law, subsequently deliver a written withdrawal of such holder's demand or (ii) if any holder fails to establish such holder's entitlement to rights to payment as provided under applicable law, such holder or holders (as the case may be) shall forfeit such right to payment for such Capital Shares and such Capital Shares shall thereupon be deemed to have been converted into 24/7 Common Stock as of the Effective Time.

         2. Representations and Warranties of the Company. The Company hereby represents and warrants to 24/7 that:

         (a) Organization and Qualification; Organizational Documents.

              (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power and corporate authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing under the laws of those jurisdictions listed on Schedule 2(a) hereto, constituting each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its assets and properties requires such qualification.

          (ii) The Company has heretofore furnished to 24/7 a complete and correct copy of the Company's Certificate of Incorporation (certified by the Secretary of State of the State of New Jersey) and By-Laws, each as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

         (b) Ownership and Delivery of the Shares; Authority Relative to this Agreement.

              (i) Each Stockholder is, and immediately prior to the Closing will be, the record and beneficial owner of the number and class(es) of Shares set forth next to such Stockholder's name on Schedule 2(b) hereto, free and clear of any and all liens, pledges, security interests, options, encumbrances, charges, agreements or claims of any kind whatsoever, other than those agreements set forth on Schedule 4(e) hereto, which agreements shall be terminated upon consummation of the Closing. On the Closing Date, each Stockholder will have the full right, power and authority to assign, transfer and deliver such
Stockholder's Shares as provided in this Agreement, and such delivery will convey to 24/7 lawful, valid and marketable title to such Shares, free and clear of any and all liens, pledges, security interests, options, encumbrances, charges, agreements or claims of any kind whatsoever.

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               (ii) The Company has all necessary rights, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, as well as all other agreements, certificates and documents executed or delivered, or to be executed or delivered, by the Company in connection herewith (collectively, with this Agreement, the "Company Documents"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (except as set forth in clause (iv) below). Each of the Company Documents to which the Company is, or will be, a party has been, or will be, duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of the Company Documents by 24/7 and/or the Subsidiary, as applicable, are (or when executed and delivered will be) legal, valid and binding obligations of the Company, except as limited by
(i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

               (iii) The Board of Directors of the Company (A) has declared that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Stockholders; (B) has authorized, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby; and (C) has authorized the taking of all appropriate action, pursuant to Delaware Law and New Jersey Law, to cause the Merger to become effective at the Effective Time.

               (iv) The Stockholders have authorized, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby.

         (c) No Conflicts, Required Filings and Consents.

              (i) Except as set forth in Schedule 2(c), the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (A) conflict with or violate the Certificate of Incorporation or By-Laws of the Company; (B) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which any of its properties is bound or affected; or (C) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected.

               (ii) The execution, delivery and performance of this Agreement by the Company will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act

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of  1934,  as  amended  (the  "Exchange  Act"),  state  blue  sky  laws  and the
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (B) for the filing of the Certificate of Merger; and (C) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement.

         (d) Capitalization. Immediately prior to the Closing, the authorized capital stock of the Company will consist of the following:

              (i) Common Stock: 10,000,000 shares of common stock, par value $.01 per share, of which 4,244,308 shares will be issued and outstanding.

              (ii) Preferred Stock: 3,000 shares of series C preferred stock, par value $.01 per share, of which 3,000 shares will be issued and outstanding.

              (iii) Options and Reserved Shares: as set forth on Schedule 2(d) hereto, Options to purchase 284,577 shares of common stock of the Company, all issued to employees, consultants or advisors of the Company pursuant to the Company's 1997 Stock Option Plan, are outstanding. Schedule 2(d) sets forth the exercise price, vesting dates, dates of grant and expiration dates of such Options and whether such Options are nonqualified stock options or "incentive stock options" within the meaning of Section 422(b) of the Code. No other shares of restricted stock have been granted by the Company.

All of the outstanding shares of capital stock of the Company are duly authorized, validly issued and outstanding, fully paid and non-assessable. Except as set forth in this Section 2(d) or Schedule 1(g), there are no outstanding shares of capital stock or other equity or debt securities of the Company. Except as set forth in this Section 2(d) and in Schedule 2(d), as of the Closing there will be no existing option, warrant, call, commitment or other agreement requiring the issuance or sale of any additional shares of capital stock or other equity or debt securities of the Company and no shares of capital stock or other equity or debt securities of the Company will be reserved for issuance for any purpose, and there will be no agreements, commitments or restrictions relating to the ownership or voting of any shares of capital stock or other equity or debt securities of the Company, other than those agreements set forth in Schedule 4(e) hereto.

         (e) Subsidiaries and Affiliates. The term "affiliate" shall mean any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company. Except for RBNJ Corp., the Company has no direct or indirect subsidiaries, whether or not wholly owned, and has no equity interest in any corporation, partnership, joint venture or other entity. The Company has conducted its business only through the Company.

         (f) Financial Statements; Accounts Receivable. The Company has previously delivered to 24/7: the unaudited balance sheets of the Company as at December 31, 1997, December 31, 1998 and June 30, 1999 (the "Unaudited Balance Sheets") and the related unaudited statements of operations and cash flows for the years and the six months then ended, respectively

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(together with the Unaudited Balance Sheets, the "Unaudited Financials"). Except
as set forth on Schedule 2(f), each of the foregoing financial statements is in accordance with the Company's books and records, has been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), and presents fairly in all material respects the financial position, results of operations and changes in financial position of the Company as at the dates and for the periods indicated, subject, in the case of the Unaudited Financials, to year-end adjustments and notes required by GAAP. The Company has previously provided to 24/7 an aged list of the Company's accounts receivable as at June 30, 1999. The accounts receivable of the Company arose in the ordinary course of business for goods or services delivered or rendered and constitute valid claims.

         (g) Liabilities. Except as set forth on Schedule 2(g), all liabilities of the Company (whether absolute, accrued, unmatured, fixed, contingent or otherwise and whether due or to become due, but not including the Company's obligations to perform under contracts other than by the payment of money) are set forth or adequately reserved against on the face of the Unaudited Balance Sheets, in each case in accordance with GAAP, except for liabilities incurred since December 31, 1997, December 31, 1998 or June 30, 1999, as the case may be, in the ordinary course of business as theretofore conducted, which liabilities are not materially adverse to the operations of the Company's business. The Company does not know of any basis for the assertion against the Company of any other liability or loss contingency of a nature defined by GAAP.

         (h) No Adverse Change. Since December 31, 1998, the Company has conducted its business consistent with ordinary commercial business practices and only in the ordinary course of business as theretofore conducted, and consistent with that of a development stage company, and, except as set forth in
Schedule 2(h) hereto, there has not occurred any:

              (i) amendments or changes to the Certificate of Incorporation or By-Laws of the Company;

              (ii) material adverse change in the business, properties, assets, liabilities, commitments, earnings or financial condition of the Company;

              (iii) damage or destruction to property or assets of the Company resulting in a loss or cost to the Company of more than $50,000 in the aggregate, whether or not covered by insurance; or

              (iv) act or omission which, if taken or omitted after the date of this Agreement and before the Closing, would cause the condition set forth in
Section 6(a) not to be fulfilled.

         (i) Taxes. The Company has timely and properly filed all material federal, foreign, state, local and other tax returns and reports which are required to be filed by it. All such tax returns were true, correct and complete, and all taxes, interest and penalties due and payable as shown on such returns or claimed to be due by any taxing authority have been timely paid. All unpaid federal, foreign, state, local and other taxes, fees, assessments, duties and other similar governmental charges payable by the Company or which will, with the passage of time, become pay-able by the Company (including interest and penalties), whether or not disputed, with respect to any period prior to December 31, 1997, December 31, 1998 or June 30, 1999, as the case may be, have been adequately reserved against in accordance with GAAP on the face of the Unaudited Balance Sheets. Except as set forth on Schedule 2(i), there are no outstanding waivers or extensions of time with respect to the assessment or audit of any tax or tax return of the Company or audits, examinations or claims now pending or matters under discussion with any taxing authority in respect of any tax of the Company. The Company has furnished to 24/7 true and complete copies of all federal, foreign, state and local income and payroll tax returns of the Company for the years ended on December 31 for the years 1995 through 1998, which tax returns have been filed with the relevant taxing authorities. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it. To the Company's knowledge, all taxes to be collected or withheld by the Company have been duly collected or withheld and any such amounts that were required to be remitted to any taxing authority have been duly remitted. To the Company's knowledge, there are no tax rulings, requests for rulings, closing agreements or changes of accounting method relating to the Company that could affect its tax liability for any period after the Effective Time. To the Company's knowledge, there will not be includible in the Company's gross income for any taxable period after the Effective Time any amount attributable to a prior tax period as a result of any of the following methods of accounting: installment, completed contract, long-term contract, cash or as a result of the application of Section 481 of the Code or comparable provisions of state, local or foreign tax law. For purposes of this Agreement, "tax" or "taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges and including, without limitation, income, gross receipts, ad valorem, value added, excise, real and personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, occupation and other governmental taxes imposed or payable to the United States, or any state, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax.

          (j) Title to Properties; Absence of Encumbrances. Except as set forth in Schedule 2(j), the Company has good and marketable title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of its material properties and assets of whatever kind (whether real or personal), including, without limitation, all properties and assets that are shown on the Unaudited Balance Sheets (except for assets sold in the ordinary course of business since December 31, 1997, December 31, 1998 or June 30, 1999, as the case may be) and all material properties and assets that are shown on any schedule hereto, in each case free and clear of any and all liens, mortgages, pledges, security interests, restrictions, prior assignments, claims and encumbrances of any kind whatsoever, except as may be set forth in Schedule 2(j) hereto, except for equipment liens incurred in the ordinary course of business, and except for liens for current taxes and assessments not yet due and payable (which the Company will promptly pay when due if due prior to the Closing Date). All assets, properties and rights relating to the Company's business are held by, and all agreements, obligations and transactions relating to the Company's business have been entered into, incurred and conducted by, the Company.

         (k) Real and Personal Property. Schedule 2(k) hereto contains a complete and correct list of all real property (including buildings and structures) owned, occupied, leased or otherwise used by the Company and all interests therein (including a brief description of the property, the record title holder, the location and the improvements thereon). To the Company's knowledge, all such real property, buildings and structures, and the equipment therein, and the operations and maintenance thereof, comply with any applicable agreements and restrictive covenants and conform to all applicable legal requirements, including those relating to the environment, health and safety, land use and zoning. No condemnation or other proceeding is pending or, to the knowledge of the Company, threatened, that would affect the use of any such property by the Company.
Schedule 2(k) hereto contains a complete and correct list and brief description of all equipment, machinery, computers, furniture, leasehold improvements, vehicles and other personal property owned or leased by the Company and all interests therein. The Company's buildings and other structures, equipment and other assets (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear.

          (l) Patents, Trademarks and Copyrights. A list and brief description of all trademarks, service marks, trade names, brands, copyrights and patents, all applications for registration and registrations for such trademarks, copyrights and patents, and all mask works, trade secrets, confidential and proprietary information, compositions of matter, formulas, designs, proprietary rights, know-how and processes owned by or licensed to or used by the Company (all of the foregoing collectively hereinafter referred to as the "Proprietary Assets"), and all licenses, contracts, rights and arrangements with respect to the foregoing, are set forth in Schedule 2(l) hereto. The Company has furnished to 24/7 true and complete copies of each of the foregoing and, to the Company's knowledge, all Proprietary Assets are valid, enforceable and in full force and effect. Except as set forth in Schedule 2(l), the Company owns, free and clear of any and all liens, pledges, security interests, restrictions, prior assignments, claims and encumbrances of any kind whatsoever, or is licensed to use all the Proprietary Assets necessary for the conduct of its business as now conducted. Except as set forth in Schedule 2(l), to the Company's knowledge, the ownership, license or use of the Proprietary Assets by the Company has not infringed, and does not infringe, upon the rights of any person or entity, and the Company has not received notice from any person or entity that it does so infringe. Except as set forth in Schedule 2(l), no rights or licenses to others have been granted with respect to any Proprietary Assets. The Company does not have any knowledge of any default or alleged default, or any state of facts which with notice or lapse of time or both would constitute a default, on the part of any party in the performance of any obligation to be performed or paid by such party under any licenses, contracts, rights or arrangements referred to in or submitted as a part of Schedule 2(l), or of any infringement by any person or entity of any of the Proprietary Assets. The Company has taken, and until the Closing Date, the Company will take all steps reasonably necessary to preserve the Company's legal rights in, and the secrecy of, all its Proprietary Assets, except those for which disclosure is required for legitimate business or legal reasons. In addition, all intellectual property rights to all processes, systems and techniques used by the Company, or which the Company currently intends to use in its business, that were developed by any of its employees at any time have been assigned by such employees to the Company.

         (m) Contracts, Leases, Licenses and Commitments. The Company has furnished to 24/7 true and complete copies of all of its material contracts, leases, licenses and commitments, which are listed in Schedule 2(m) hereto, including summaries of the terms of any unwritten commitments. Except as set forth in Schedule 2(m):

              (i) the Company, and to the knowledge of the Company, the other parties thereto, have complied in all material respects with such contracts, leases, licenses and commitments, all of which are valid and enforceable;

              (ii) such contracts, leases, licenses and commitments are in full force and effect and there exists no violation or default by the Company or, to the knowledge of the Company, any other party thereto, or any event or condition which, with or without notice or lapse of time or both, would be a violation or default by the Company or, to the knowledge of the Company, by any other party thereto, thereunder, give rise to a right to accelerate or terminate any provision thereof or give rise to any lien, claim, encumbrance or restriction on any of the assets or properties of the Company; and

              (iii) all of such contracts, leases, licenses and commitments have been entered into on an arm's-length basis.

The Company is not a party, nor is its business or any of its assets subject, to any contract, lease, license or commitment not listed in Schedule 2(m) (including, without limitation, purchase or sales commitments, financing or security agreements or guaranties, repurchase agreements, agency agreements, commission agreements, employment or collective bargaining agreements, pension, bonus or profit-sharing agreements, group insurance, medical or other fringe benefit plans, and leases of real or personal property), other than contracts terminable without penalty on not more than 30 days' notice that do not involve, individually, the receipt or expenditure of more than $50,000 in any one year. The Company is not engaged in any material disputes with customers or suppliers. To the knowledge of the Company, no material customer or supplier is considering termination or any adverse modification of its contract with the Company, and the transactions contemplated by this Agreement will not have a material adverse effect on the business, results of operations or financial condition of the Company or on the ability of the parties to consummate the transactions contemplated by this Agreement ("Company Material Adverse Effect"), or the Company's relationship with any of its suppliers or customers.

         (n) Permits; Compliance with Laws. The Company holds the governmental material licenses, permits and authorizations listed in Schedule 2(n) hereto. Except as set forth in Schedule 2(n), such licenses, permits and authorizations are valid, in full force and effect and unimpaired, will be unaffected by a transfer of all of the Capital Shares to 24/7, and constitute all of the licenses, permits and authorizations required for the ownership or occupancy of the Company's properties and assets and the operation of its business. The Company's business is and has been operated in substantial compliance therewith and with all statutes, laws, ordinances, rules and regulations (federal, state, local and foreign) applicable to it, and all required reports and filings with governmental and regulatory authorities have been properly and timely made.

         (o) Employees. Schedule 2(o) hereto contains a list of the names, office locations, compensation and years of credited service for severance, vacation and pension plan purposes of all full- and part-time employees of the Company as at July 31, 1999. The Company does not know of any efforts within the last three years to attempt to organize the Company's employees, and no strike or labor dispute involving the Company has occurred during the last three years or, to the knowledge of the Company, is threatened. To the knowledge of the Company, no key employee of the Company has indicated that he is considering terminating his employment. The Company has complied with all material applicable wage and hour, equal employment, safety and other legal requirements relating to its employees.

         (p) Employee Benefit Plans.

              (i) Except as set forth in Schedule 2(p) hereto, neither the Company nor any entity that would be deemed a "single employer" with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (an "ERISA Affiliate"), maintains, sponsors, contributes to, or has or has had an obligation to, or otherwise participated in or participates in, or in any way, directly or indirectly, has or has had any liability with respect to, any "employee benefit plan," as defined in Section 3(3) of ERISA, or any other bonus, profit sharing, pension, deferred compensation, incentive, stock option, fringe benefit, health, welfare, change in control or other plan, agreement, policy, trust fund, or arrangement, whether written or unwritten, insured or self-insured (each, a "Plan"). None of the Company, any ERISA Affiliate or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in, or in any way, directly or indirectly, has any liability with respect to, any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any "multiemployer plan" (within the meaning of Sections (3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA). No amounts payable under the Company's 1997 Stock Option Plan will fail to be deductible for federal income tax purposes by virtue of
Section 280G of the Code. Except as set forth in Schedule 2(p), the consummation of the transactions contemplated by this Agreement will not give rise to any liability of the Company for severance pay or termination pay or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, Stockholder or beneficiary of the Company (whether current, former or restricted) or their beneficiaries solely by reason of such transactions or by reason of a termination of employment following such transactions. No event, condition or circumstance exists that would prevent the amendment or termination of any Plan, except as provided by law or pursuant to the Company's 1997 Stock Option Plan. Schedule 2(p) hereto contains a list of all Plans, benefits or perks of the Company and a description of the Company's severance pay policy. A copy of each such Plan has previously been delivered by the Company to 24/7.

              (ii) With respect to each of the Plans on Schedule 2(p):

                   (A) each Plan intended to qualify under Section 401(a) of the Code has been qualified since its inception and has received a determination letter from the Internal Revenue Service ("IRS") to the effect that the Plan is qualified under Section 401 of the Code, any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur through the Closing Date that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability;

                   (B)  all  payments  required  by  any  Plan,  any  collective bargaining agreement, or by law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all periods through the Closing Date shall have been made prior to the Closing (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by the Company, as applicable, by full accruals as if all targets required by such Plan had been or will be met at maximum levels on its financial statements;

                   (C) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or anticipated against the Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Company, any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of the Plans;

                   (D) each Plan complies in all material respects and has been maintained and administered at all times in all material respects in accordance with its terms and all applicable laws, rules and regulations, including, without limitation, ERISA and the Code;

                   (E)  no  "prohibited  transaction,"  within  the  meaning  of
Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to each Plan (and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in a "prohibited transaction");

                   (F) no Plan is or is expected to be under audit or investigation by the IRS, Department of Labor or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty; and

                   (G) with respect to each Plan that is funded mostly or partially through an insurance policy, neither the Company nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing.

              (iii) Neither the Company nor any ERISA Affiliate maintains, contributes to or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee. Neither the Company nor any ERISA Affiliate has any unfunded liabilities pursuant to any Plan that is not intended to be qualified under Section 401(a) of the Code.

         (q) Insurance. Schedule 2(q) hereto sets forth the Company's general liability, fire and casualty insurance policies and liability insurance, all of which provide coverage in such amounts as is customary in the industry for a similar company. Such policies are in full force and effect, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow the Company to replace any of its properties that might be damaged or destroyed.

         (r) Litigation. Schedule 2(r) hereto contains a complete and correct list of all actions, suits, proceedings, claims or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its assets or, in connection with the Company's business, any of the Company's officers, directors or employees before any court, arbitrator or governmental entity. Each item set forth in Schedule 2(r) represents an amount that has resulted solely from a dispute with a vendor or customer of the Company over nonpayment or late payment by the Company, and all can be settled within 45 days following the Effective Time for the aggregate amount shown under "Claim Balance" set forth in Schedule 2(r). Except as set forth in Schedule 2(r) hereto, neither the Company nor, in connection with the Company's business, any of the Company's officers, directors or employees is subject or party to any judgment, order, decree or other direction of, or stipulation with, any court or other governmental authority or tribunal, or in violation of any other legal requirements, and the Company does not know of any reasonable basis for a claim that such a violation exists. The Company is not aware of any proposed legal requirement that might adversely affect in any material respect the operation or prospects of the Company's business. As of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Stockholders that seek to prevent or challenge, or seek damages in connection with, the transactions contemplated by any of the Company Documents or otherwise arising out of or in any way related to any of the Company Documents.

         (s) Environmental Matters. The Company's business, assets and properties are and have been operated and maintained in compliance with all applicable federal, state and local environmental protection laws and regulations (the "Environmental Laws"), except where the failure to comply with the Environmental Laws would not reasonably be expected to have a Company Material Adverse Effect. To the Company's knowledge, no event has occurred or condition exists which, with or without the passage of time or the giving of notice or both, would constitute a non-compliance by the Company with, or a violation by the Company of, any of the Environmental Laws. To the Company's knowledge, no real property owned, leased, occupied or used by the Company contains any underground storage tanks, asbestos, polychlorinated biphenyls, hazardous wastes or other hazardous substances, as such terms are defined in the Environmental Laws. To the Company's knowledge, neither the Company nor any of its predecessor companies has caused or permitted to exist, as a result of an intentional or unintentional act or omission, a disposal, discharge or release of solid wastes, hazardous wastes, pollutants or hazardous substances, as such terms are defined in the Environmental Laws, on or from any site which currently is or formerly was owned, leased, occupied or used by the Company or any predecessor company, except where such disposal, discharge or release was pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state and/or local governmental agency or otherwise in compliance with the Environmental Laws.

         (t) Restrictions on Business Activities. Other than this Agreement, there is no material agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing the business of the Company as currently conducted.

         (u) Transactions with Affiliates. Except as set forth in Schedule 2(u) hereto and except for ordinary dealings with its employees and its Stockholders, since December 31, 1998, the Company has had no direct or indirect dealings with any Stockholder or with any key employee of the Company or with any of their affiliates, associates or relatives. Except as set forth in Schedule 2(u) and except for employment arrangements with its employees, the Company has no obligation to or claim against any Stockholder or any key employee of the Company or any of their affiliates, associates or relatives, and no such person or entity has any obligation to or claim against the Company. Schedule 2(u) reasonably describes the nature and extent of any material products, services or benefits provided to the Company by any such person or entity without a corresponding charge equal to the fair market value of such products, services or benefits. Except as set forth in Schedule 2(u), none of the Stockholders, any key employee of the Company or any of their affiliates, associates or relatives has any material direct or indirect interest of any kind in any business or entity which is competitive with the Company.

         (v) Books and Records. The books and records of the Company are complete and correct in all material respects and have been maintained in accordance with good business practices. The minute books of the Company, as previously made available to 24/7, contain complete and accurate records of all meetings and accurately reflect all other corporate action of the Stockholders and Board of Directors of the Company.

         (w) Improper Payments. The Company and its officers and agents have not made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other person in an attempt to influence any such person to take or to refrain from taking any action relating to the Company.

         (x) Officers and Directors, Bank Accounts, etc. Schedule 2(x) hereto lists all officers, directors and fiduciaries of the Company; all bank accounts and safe deposit boxes maintained by the Company and all authorized signatories therefor, specifying their respective authority; and all credit cards under which employees of the Company may incur liability and the persons holding such cards. No person or entity holds any general or special power of attorney from the Company.

         (y) Year 2000. The Company has (i) initiated a review and assessment of all areas within its business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company or any of the suppliers, vendors and customers of the Company may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999); (ii) developed a plan and timeline (the "Y2K Plan") for addressing the Year 2000 Problem on a timely basis, the cost of which plan, to the Company's knowledge, will not have a Company Material Adverse Effect; and (iii) to date, implemented the Y2K Plan in accordance with the related timetable. Based on the foregoing, the Company represents that all computer applications used by the Company or (based upon the lack of negative responses to the Company's inquiries received through July 31,
1999) any of the suppliers, vendors and customers of the Company that are material to its business or operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, to be "Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to have a Company Material Adverse Effect. The Company has provided 24/7 with a copy of such Y2K Plan, timetable and assessment.

         (z) Disclosure. No representation, warranty or other written statement by the Company herein or in any of the other Company Documents contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         (aa) Legends.

              (i) The Company understands that the certificates evidencing the Merger Consideration will bear the following legend:

                   "THE SECURITIES  REPRESENTED  HEREBY HAVE NOT BEEN REGISTERED
              UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OR SUCH LAWS AND THE RULES AND REGULATIONS THEREUNDER."

              (ii) The certificates evidencing the Merger Consideration shall not be required to bear such legend if an opinion of counsel reasonably satisfactory to 24/7 is delivered to 24/7 to the effect that neither the legend nor the restrictions on transfer contained in this Agreement are required to insure compliance with the Securities Act. 24/7 will bear the reasonable costs and expenses in connection with such opinion where such opinion relates to compliance with Rule 144 under the Securities Act. Whenever, pursuant to the preceding sentence, any certificate is no longer required to bear the foregoing legend, 24/7 may, and if requested by the holder thereof, shall, issue to the holder, at 24/7's expense, a new certificate not bearing the foregoing legend; provided, however, a new certificate not bearing the foregoing legend shall be issued to the holders upon the effectiveness of a registration statement covering the resale of the 24/7 Common Stock.

         (bb) Continuity of Business Enterprise.

         The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Reg. ss. 1.368-1(d).

         3. Representations and Warranties of 24/7. 24/7 and the Subsidiary each hereby represents and warrants to the Company that:

         (a) Organization and Qualification; Organizational Documents.

              (i) Each of 24/7 and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and corporate authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and approvals would not have a material adverse effect on the business, results of operations or financial condition of 24/7 and its subsidiaries, taken as a whole, or on the ability of the parties to consummate the transactions contemplated by this Agreement (a "24/7 Material Adverse Effect"). Each of 24/7 and the Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its assets and properties requires such qualification, except for such failures to be so duly qualified or licensed and in good standing that would not have a 24/7 Material Adverse Effect.

              (ii) 24/7 has heretofore furnished to the Company a complete and correct copy of 24/7's and the Subsidiary's Certificate of Incorporation (certified by the Secretary of State of the State of Delaware) and By-Laws, each as amended to date. Such Certificates of Incorporation and By-Laws are in full force and effect. Neither 24/7 nor the Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

         (b) Authority Relative to this Agreement.

              (i) Each of 24/7 and the Subsidiary has all necessary rights, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, as well as all other agreements, certificates and documents executed or delivered, or to be executed or delivered, by 24/7 and/or the Subsidiary in connection herewith, including the agreements listed in Sections 6(d) and 6(e) hereof (collectively, with this Agreement, the "24/7 Documents"). The execution and delivery of this Agreement by 24/7 and the Subsidiary and the consummation by 24/7 and the Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of 24/7 and the Subsidiary, and no other corporate proceedings on the part of 24/7 or the Subsidiary are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. Each of the 24/7 Documents to which the Company and/or the Subsidiary is, or will be, a party has been, or will be duly and validly executed and delivered by 24/7 and/or the Subsidiary, and, assuming the due authorization, execution and delivery of the 24/7 Documents by the
Company and/or the Stockholders, as applicable, are (or when executed and delivered will be) legal, valid and binding obligations of 24/7 and/or the Subsidiary, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

              (ii) The Board of Directors of 24/7 (and the Board of Directors of the Subsidiary, as necessary) (A) has declared that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of the stockholders of 24/7; (B) has authorized, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby; and
(C) has taken appropriate action, pursuant to Delaware Law and New Jersey Law, to cause the Merger to become effective at the Effective Time.

         (c) No Conflict, Required Filings and Consents.

              (i) The execution and delivery of this Agreement by 24/7 and the Subsidiary do not, and the performance of this Agreement by 24/7 and the Subsidiary will not, (A) conflict with or violate the Certificate of Incorporation or By-Laws of 24/7 or the Certificate of Incorporation or By-Laws of the Subsidiary; (B) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to 24/7 or the Subsidiary or by which any of 24/7's or the Subsidiary's respective properties is bound or affected; or (C) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair 24/7's or the Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of 24/7 or the Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which 24/7 or the Subsidiary is a party or by which 24/7 or the Subsidiary or any of their respective properties is bound or affected, except in any such case for any such breaches, defaults or other occurrences that would not have a 24/7 Material Adverse Effect.

              (ii) The execution,  delivery and performance of this Agreement by
24/7 and the Subsidiary will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) for applicable requirements, if any, of the Securities Act, the Exchange Act, state blue sky laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (B) for the filing of the Certificate of
Merger; and (C) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not have a 24/7 Material Adverse Effect.

         (d) Capitalization.

              (i) The authorized capital stock of 24/7 as of June 30, 1999 consisted of: (1) 70,000,000 shares of common stock, par value $.01 per share, of which 20,207,872 shares were issued and outstanding, 1,562,577 shares will be issuable to employees, officers and directors of 24/7 under stock options that have been granted pursuant to 24/7's 1998 Stock Incentive Plan, and 3,937,423 shares have been reserved for issuance pursuant to future grants under 24/7's 1998 Stock Incentive Plan; and (2) 10,000,000 shares of preferred stock, par value $.01 per share, none of which were issued and outstanding. 24/7 also has 850,544 shares of common stock issuable upon exercise of outstanding warrants at June 30, 1999. The authorized capital stock of the Subsidiary consists of 1,000 shares of common stock, par value $.01 per share, 100 shares of which are issued and outstanding, and wholly owned by 24/7.

              (ii) All of the outstanding shares of 24/7's and the Subsidiary's respective capital stock have been duly authorized and validly issued and are fully paid and non-assessable. The shares of 24/7 Common Stock to be issued in the Merger have been duly authorized and, when so issued in accordance with the terms hereof, such shares will be validly issued, fully paid and non-assessable.

              (iii) Except as set forth in this Section 3(d), there are no outstanding shares of capital stock or other equity or debt securities of 24/7. Except as set forth in this Section 3(d) and except for those options granted pursuant to 24/7's 1998 Stock Incentive Plan, there are no existing options, warrants, calls, commitments or other agreements requiring the issuance or sale of any additional shares of capital stock or other equity or debt securities of 24/7 and no shares of capital stock or other equity or debt securities of 24/7 are reserved for issuance for any purpose.

         (e) SEC Filings, Financial Statements.

              (i) 24/7 has filed all forms, reports and documents required to be filed by it with the SEC since September 30, 1998. 24/7 has heretofore delivered to the Company, in the form filed with the SEC, (A) its Annual Report on Form 10-K for the year ended December 31, 1998, (B) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, (C) all proxy statements relating to 24/7's meetings of stockholders (whether annual or special) held since December 31, 1998, (D) all other reports or registration statements (other than Reports on Form 10-Q and Reports on Form 3, 4 or 5 filed on behalf of affiliates of 24/7) filed by 24/7 with the SEC since September 30, 1998 and (E) all amendments and supplements to all such reports and registration statements filed by 24/7 with the SEC (collectively, the "24/7 SEC Reports"). The 24/7 SEC Reports (1) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (2) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

              (ii) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the 24/7 SEC Reports was prepared in accordance with GAAP (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of 24/7 and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and such statements do not contain notes thereto.

              (iii) 24/7 has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by 24/7 with the SEC pursuant to the Securities Act or the Exchange Act.

         (f) No Adverse Change. Since March 31, 1999, 24/7 has conducted its business in the ordinary course and there has not occurred any:

              (i) amendments or changes to the Certificate of Incorporation or By-Laws of 24/7;

              (ii) material adverse change in the business, properties, assets, liabilities, commitments, earnings or financial condition of 24/7;

              (iii) damage or destruction to property or assets of 24/7 resulting in a loss or cost to 24/7 of more than $50,000 in the aggregate, whether or not covered by insurance; or

              (iv) act or omission which, if taken or omitted after the date of this Agreement and before the Closing, would cause the condition set forth in
Section 7(a) not to be fulfilled.

         (g) Restrictions on Business Activities. Other than this Agreement, there is no material agreement, judgment, injunction, order or decree binding upon 24/7 or the Subsidiary which has or could reasonably be expected to have the effect of prohibiting or impairing any material business of 24/7 or the Subsidiary as currently conducted.

         (h) Litigation. Except as disclosed in the 24/7 SEC Reports filed prior to the date hereof, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of 24/7 and the Subsidiary, threatened against 24/7 or the Subsidiary or any of their respective assets before any court, arbitrator or governmental entity that is reasonably likely to have a 24/7 Material Adverse Effect. There are no actions, suits or proceedings pending or, to the knowledge of 24/7 and the Subsidiary, threatened against 24/7 or the Subsidiary that seek to prevent or challenge, or seek damages in connection with, the transactions contemplated by any of the 24/7 Documents or otherwise arising out of or in any way related to any of the 24/7 Documents.

         (i) Disclosure. No representation, warranty or other written statement by 24/7 and/or the Subsidiary herein or in any of the other 24/7 Documents contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein not misleading.

         (j) Ownership of the Subsidiary; No Prior Activities. The Subsidiary is a direct, wholly-owned subsidiary of 24/7 and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, the Subsidiary has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity which could adversely affect the ability of 24/7 to consummate the transactions contemplated hereby.

         (k) Continuity of Business Enterprise.

         It is the present intention of 24/7 to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Reg. ss. 1.368-1(d).

         4. Covenants of the Company. The Company covenants and agrees that between the date hereof and the Effective Time:

         (a) Actions. The Company will not take any action that would cause any of the representations and warranties made by it in any of the Company Documents not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

         (b) Access by 24/7. 24/7 and its representatives and advisors shall have free and full access during normal business hours to the Company's assets, premises, books and records, key employees and accountants, including the work papers of the Company's accountants relating to the Unaudited Financials, and the Company shall furnish 24/7 with such information and copies of such documents as 24/7 may reasonably request. The Company shall promptly furnish to 24/7 all financial statements of the Company that are prepared in the ordinary course of business, including, without limitation, monthly reports of sales, revenue and cash flow and quarterly balance sheets.

         (c) Conduct of Business. The business of the Company shall be conducted in all material respects in the ordinary course, consistent with the present conduct of its business, and the Company shall use commercially reasonable efforts to maintain, preserve and protect the assets and goodwill of the Company. Without limiting the generality of the foregoing, the Company shall not, without the prior written consent of 24/7, take or commit to take any of following actions:

              (i) except as disclosed on Schedule 4(c), amend its By-Laws or Certificate of Incorporation;

              (ii) issue any additional shares of capital stock, except in connection with the exercise of outstanding stock options or warrants or the conversion of outstanding securities or issue, sell or grant any option or right to acquire or otherwise dispose of any of its authorized but unissued capital stock or other equity or debt securities;

              (iii) declare or pay any dividends or make any other distribution in cash, property or securities on its capital stock;

              (iv) repurchase or redeem any shares of its capital stock;

              (v) incur, or perform, pay or otherwise discharge, any material obligation or liability (absolute or contingent), except for obligations and liabilities incurred in the ordinary course of business consistent with past practice;

              (vi) enter into any employment agreement with or increase the compensation or benefits of any of its officers, directors or employees, or grant any severance pay or termination or establish, adopt or enter into any Plan;

              (vii) sell, lease, transfer or otherwise dispose of, or acquire, any material properties or assets, tangible or intangible, other than in the ordinary course of business;

              (viii) make any material changes in its customary method of operations, including marketing, selling and pricing policies and maintenance of business premises, fixtures, furniture and equipment;

              (ix) modify, amend or cancel any of its existing leases or enter into any material contracts, agreements, leases or understandings other than in the ordinary course of business or enter into any loan agreements;

              (x) make any material investments other than in certificates of deposit or short-term commercial paper; or

              (xi) change any of the accounting principles or practices used by it, except as required by GAAP.

         (d) Notification of Certain Matters. The Company shall give prompt notice to 24/7 of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in any of the Company Documents to be untrue or inaccurate and (ii) any failure of the Company materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4(d) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         (e) Termination of Agreements. The Company shall cause all provisions of all purchase agreements, stockholder agreements, registration rights agreements, investors' rights agreements, co-sale agreements, rights of first refusal and similar agreements between any Stockholder and the Company to terminate and be of no further force and effect upon consummation of the Closing. A list of such agreements is set forth on Schedule 4(e) hereto.

         (f) Further Action. Upon the terms and subject to the conditions hereof, the Company shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

         (g) Public Announcements. The Company shall consult with 24/7 before issuing any press release or otherwise making any public statement with respect to the Merger and shall not issue any such press release or make any such public statement, except as may be required by law, without the prior written consent of 24/7, which may not be unreasonably withheld or delayed.

         (h) Government Compliance. The Company agrees promptly to effect all necessary registrations, filings, applications and submissions of information required or requested by governmental authorities.

         5. Covenants of 24/7. 24/7 and the Subsidiary covenant and agree that between the date hereof and the Effective Time:

         (a) Actions. Neither 24/7 nor the Subsidiary will take any action that would cause any of the representations and warranties made by it in any of the 24/7 Documents not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

         (b) Notification of Certain Matters. 24/7 shall give prompt notice to the Company of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in any of the 24/7 Documents to be untrue or inaccurate and (ii) any failure of 24/7 or the Subsidiary materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         (c) Further Action. Upon the terms and subject to the conditions hereof, 24/7 and the Subsidiary shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

         (d) Public Announcements. 24/7 and the Subsidiary shall consult with the Company before issuing any press release or otherwise making any public statement with respect to the Merger and shall not issue any such press release or make any such public statement, except as may be required by law, without the prior written consent of the Company, which may not be unreasonably withheld or delayed.

         (e) Government Compliance. 24/7 and the Subsidiary agree promptly to effect all necessary registrations, filings, applications and submissions of information required or requested by governmental authorities.

         6. Conditions Precedent to Obligations of 24/7 and the Subsidiary. The obligations of 24/7 and the Subsidiary to consummate the transactions contemplated by the 24/7 Documents are subject to the fulfillment, at or before the Effective Time, of each of the following conditions, any of which may be waived by 24/7 and the Subsidiary in writing, and the Company shall use commercially reasonable efforts to cause such conditions to be fulfilled:

         (a) Representations and Warranties. Each of the representations and warranties of the Company in the Company Documents shall be true and correct in all material respects on and as of the Effective Time as if made on and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

         (b) Performance by the Company. Performance by the Company. The Company shall have performed and complied in all material respects with all agreements, covenants and conditions required by the Company Documents to be performed or complied with by the Company at or before the Effective Time.

         (c) Certificate. 24/7 shall have received a certificate executed by the Company, dated the Closing Date, certifying, in such detail as 24/7 may reasonably request, as to the fulfillment of the conditions set forth in Sections 6(a) and 6(b).

         (d) Employment Agreement. Paul Chachko and Troy Scheer shall have each entered into an Employment Agreement with 24/7 in the form attached hereto as Exhibit B and a Non-Competition and Non-Disclosure Agreement with 24/7 in the form attached hereto as Exhibit C (collectively, the "Employment Agreement") and Hartley Singer shall have entered into a Non-Competition and Non-Disclosure Agreement with 24/7 in the form attached hereto as Exhibit C (the "Non-Disclosure Agreements").

         (e) Registration Rights Agreement. Each of the Stockholders shall have entered into a Registration Rights Agreement with 24/7 in the form attached hereto as Exhibit D (the "Registration Rights Agreement").

         (f) Opinion of Counsel to the Company. The Company shall have delivered to 24/7 an opinion of Kelley Drye & Warren LLP, counsel to the Company, dated the Closing Date, substantially in the form attached hereto as Exhibit E.

         (g) Consents. The Company shall have obtained, or to the reasonable satisfaction of 24/7 obviated the need to obtain, all consents, approvals and waivers from governmental and regulatory authorities and third parties necessary for the execution, delivery and performance of the Company Documents and the transactions contemplated thereby, without any material cost or adverse consequences to the Company.

         (h) Litigation. No action or proceeding shall be pending or threatened before any court, tribunal or governmental entity, and no claim or demand shall have been made against 24/7, the Subsidiary, any Stockholder or the Company, seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by any of the Company Documents, or which might materially adversely affect the business of the Company, which in the reasonably exercised opinion of 24/7 makes it inadvisable to consummate such transactions.

         (i) Proceedings. All actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for 24/7 and such counsel shall have been furnished with such certificates, instruments and documents as it shall have reasonably requested, including, but not limited to, a certificate of the Company, dated the Closing Date, signed by the Chief Executive Officer of the Company, with respect to the Company's Certificate of Incorporation, By-Laws, Board of Directors' and Stockholders' resolutions relating to the transactions contemplated hereby and the incumbency and signatures of each of the officers of the Company who shall execute on behalf of the Company any Company Document delivered on the Closing Date.

         (j) No Violation. There shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to the Merger by any federal or state government or governmental or regulatory authority or court, which would: (i) prohibit the Surviving Corporation's ownership or operation of all or a material portion of the Company's business or assets, or compel the Surviving Corporation to dispose of or hold separate all or a material portion of the Company's business or assets, as a result of the Merger; (ii) render any party hereto unable to consummate the Merger; (iii) make such consummation illegal; or (iv) impose or confirm material limitations on the ability of 24/7 effectively to exercise full rights of ownership of shares of the capital stock of the Surviving Corporation, including, without limitation, the right to vote any such shares on all matters properly presented to the stockholders of the Surviving Corporation, and no such action shall have been taken or any such statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to the Merger which in the reasonable judgment of 24/7 will produce such result.

         (k) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of the Company having or reasonably likely to have a Company Material Adverse Effect.

         (l) Release. 24/7 shall have received a release signed by each of the Stockholders of any and all claims (known or unknown, fixed or contingent, or otherwise) against the Company in the form of Exhibit F (the "Release").

         7. Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by the Company Documents are subject to the fulfillment, at or before the Effective Time, of each of the following conditions, any of which may be waived by the Company in writing, and 24/7 and the Subsidiary shall use commercially reasonable efforts to cause such conditions to be fulfilled:

         (a) Representations and Warranties. Each of the representations and warranties of 24/7 and/or the Subsidiary in the 24/7 Documents shall be true and correct in all material respects on and as of the Effective Time as if made on and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

         (b) Performance by 24/7 and the Subsidiary. 24/7 and the Subsidiary shall have performed and complied in all material respects with all agreements, covenants and conditions required by the 24/7 Documents to be performed or complied with by 24/7 and/or the Subsidiary at or before the Effective Time.

         (c) Certificate. The Company shall have received a certificate executed by 24/7, dated the Closing Date, certifying, in such detail as the Company may reasonably request, as to the fulfillment of the conditions set forth in Sections 7(a) and 7(b).

         (d) Employment Agreement. 24/7 shall have entered into the Employment Agreement and the Non-Disclosure Agreements.

         (e) Registration Rights Agreement. 24/7 shall have entered into the Registration Rights Agreement.

         (f) Opinion of Counsel to 24/7 and the Subsidiary. 24/7 and the Subsidiary shall have delivered to the Company an opinion of Proskauer Rose LLP, counsel to 24/7 and the Subsidiary, dated the Closing Date, substantially in the form attached hereto as Exhibit G.

         (g) Litigation. No action or proceeding shall be pending or threatened before any court, tribunal or governmental entity, and no claim or demand shall have been made against 24/7, the Subsidiary, any Stockholder or the Company, seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by any of the 24/7 Documents, or which might materially adversely affect the business of 24/7, which in the reasonably exercised opinion of the Company makes it inadvisable to consummate such transactions.

         (h) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of 24/7 having or reasonably likely to have a 24/7 Material Adverse Effect.

         (i) Consents. 24/7 and/or the Subsidiary shall have obtained, or to the reasonable satisfaction of the Company obviated the need to obtain, all consents, approvals and waivers from governmental and regulatory authorities and third parties necessary for the execution, delivery and performance of the 24/7 Documents and the transactions contemplated thereby, without any material cost or adverse consequence to 24/7 or the Subsidiary.

         (j) Proceedings. All actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for the Company and such counsel shall have been furnished with such certificates, instruments and documents as it shall have reasonably requested.

         (k) No Violation. There shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to the Merger by any federal or state governmental or regulatory authority or court, which would (i) render any party hereto unable to consummate the Merger or (ii) make such consummation illegal.

         (l) Tax Certificate. The Company shall have received a certificate from 24/7, dated the Closing Date, signed by the Chief Executive Officer of 24/7, as to the treatment of the Merger as a tax-free reorganization qualifying under
Section 368(a)(1)(A) by virtue of Section 368(a)(2)(E) of the Code.

         8. Closing Deliveries.

         (a) Deliveries of the Company. At the Closing, the Company shall deliver, or shall cause to be delivered, to 24/7 and the Subsidiary the following:

              (i) Certificates representing the Capital Shares, together with properly executed stock powers and any required stock transfer tax stamps affixed thereto and all taxes on such transfer, if any, paid in full, all at the expense of the holders of such Capital Shares;

              (ii) The Employment Agreements and the Non-Disclosure Agreements;

              (iii) The Registration Rights Agreement;

              (iv) The opinion of Kelley Drye & Warren LLP, counsel to the Company;

              (v) The certificates referred to in Sections 6(c) and 6(i), duly executed;

              (vi) The Release;

              (vii) The Escrow Indemnity Agreement;

              (viii) The minute books of the Company;

              (ix) Duly executed resignations of all directors, officers and fiduciaries of the Company; and

              (x) A capitalization table, adjusted to show the transactions consummated at Closing.

         (b) 24/7 and Subsidiary Deliveries. At the Closing, 24/7 and the Subsidiary shall deliver, or shall cause to be delivered, to the Company and the Stockholders, as the case may be, the following:

              (i) Certificates representing shares of 24/7 Common Stock in payment of the Merger Consideration, registered in the name of each of the holders of Capital Shares, subject to Section 1(j);

              (ii) The Employment Agreement and the Non-Disclosure Agreements;

              (iii) The Registration Rights Agreement;

              (iv) The opinion of Proskauer Rose LLP, counsel to 24/7 and the Subsidiary;

              (v) The Escrow Indemnity Agreement; and

              (vi) The certificates referred to in Sections 7(c) and 7(l) hereof, duly executed.

         9. Restrictive Covenant; Confidentiality.

              (i) The Company and the Stockholders shall not use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or other information concerning 24/7 or its affiliates that is competitively sensitive or confidential; provided, however, that this prohibition shall not apply to any information that (A) is publicly available as of the date hereof, (B) becomes publicly available other than as a result of prohibited disclosure by the Company or any of the Stockholders, (C) is disclosed to the Company or any of the Stockholders, as applicable, by any person or entity that is not subject to any confidentiality restriction imposed by 24/7, (D) that the Company or any of the Stockholders, as applicable, develops independently or (E) the Company or any of the Stockholders is required to disclose by law or by order of any court of competent jurisdiction, but, in the case of (E), the Company or such Stockholder shall first give 24/7 notice of such law or court order and an opportunity to object, if permitted by such law or court order. Because the breach or attempted or threatened breach of this restrictive covenant will result in immediate and irreparable injury to 24/7 for which 24/7 will not have an adequate remedy at law, 24/7 shall be entitled, in addition to all other remedies, to a decree of specific performance of this covenant and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security. The provisions of this
Section 9 are in addition to and independent of any agreements or covenants contained in any employment, consulting or other agreement between 24/7 or the Company and any Stockholder.

              (ii) To the extent that any of the information furnished to the Company or any of the Stockholders would constitute material, nonpublic information for purposes of the Exchange Act, the Company and the Stockholders covenant that they will not engage in any purchase or sale of 24/7's securities while in possession of such information and prior to the time that such information is made generally known to the public or until the next Exchange Act filing that 24/7 makes with the SEC, and that the Company and the Stockholders shall inform their respective agents and representatives, who have been given access to such material, nonpublic information, of such requirements. The obligations in this Section 9 shall survive termination of this Agreement.

         10. Brokers. Each party represents to the others that it has had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement.

         11. Indemnification by the Stockholders of the Company. To the extent solely of the shares of 24/7 Common Stock deposited in the Escrow Indemnity Account, each Stockholder of the Company shall severally, and not jointly, and only in proportion to such Stockholder's pro-rata share of the Merger Consideration to be received by all of the Stockholders, indemnify, defend and hold harmless 24/7 and its affiliates (including, the Subsidiary and the Company), promptly upon demand at any time and from time to time, against any and all losses, liabilities, claims, actions, damages and expenses (including without limitation, reasonable attorneys' fees and disbursements) (collectively, "Losses"), arising out of or in connection with any of the following: (i) any misrepresentation or breach of any warranty made by the Company in any of the Company Documents; provided, however, that with respect to the representations and warranties in Section 2(b)(i), each Stockholder shall be solely and entirely responsible for such misrepresentations or breaches that relate to such Stockholder's ownership of his or its Shares as set forth in Schedule 2(b) (a "Stockholder Breach"); (ii) any breach or nonfulfillment of any covenant or agreement made by the Company in any of the Company Documents; or (iii) the claims of any broker or finder engaged by the Company.

         12. Indemnification by 24/7. 24/7 shall indemnify, defend and hold harmless the Stockholders, promptly upon demand at any time and from time to time, against any and all Losses arising out of or in connection with any of the following: (i) any misrepresentation or breach of any warranty made by 24/7 or the Subsidiary in this Agreement; (ii) any breach or nonfulfillment of any covenant or agreement made by 24/7 or the Subsidiary in this Agreement; or (iii) the claims of any broker or finder engaged by 24/7 or the Subsidiary.

         13. Further Provisions Regarding Indemnification.

         (a) Survival. All representations, warranties, indemnities, covenants and agreements made by the Company or the Stockholders in the Company Documents or by 24/7 or the Subsidiary in this Agreement shall survive the Closing until April 30, 2001, notwithstanding any examination or investigation made by or for any party.

         (b) Limitations. Notwithstanding the foregoing,

              (i) the indemnification  provided for in Section 11 above shall be paid solely out of the shares of 24/7 Common Stock held in the Escrow Indemnity Account in accordance with the Escrow Indemnity Agreement and the indemnification in Sections 11 and 12, as the case may be, shall be the exclusive remedy of the Stockholders and of 24/7 and its affiliates with respect to claims for Losses. Without limiting the foregoing, no claim may be made other than under Section 11 against the Stockholders for a breach of their fiduciary duties as a director or officer of the Company if such claim would constitute an indemnifiable Loss under Section 11;

              (ii) the indemnification provided for in Section 11 above shall not be required unless and until, at the time of any such determination, the total amount of Losses otherwise subject to indemnification under Section 11 exceeds 1% of the aggregate value of the 24/7 Common Stock to be received by the Stockholders in the Merger (including the shares deposited in the Escrow Indemnity Account), determined by reference to the average of the closing prices of the 24/7

Common Stock on the five trading days preceding the date of any such determination, in which event the indemnified party or parties will be entitled to indemnification for the amount of their Losses in excess of such 1%;
provided, however, that all Losses arising out of or in connection with any Stockholder Breach may be asserted without regard to, and shall not be applied towards, such 1%;

              (iii) neither any Stockholder of the Company, on the one hand, nor 24/7 or any of its affiliates, on the other, shall be entitled to indemnification for Losses arising out of matters referred to in Section 11 or 12, as applicable, unless it shall have given written notice to the indemnifying party, setting forth its claim for indemnification in reasonable detail, within the period from the Closing Date until April 30, 2001;

              (iv) an indemnified party shall promptly give written notice to the indemnifying party after the indemnified party has knowledge that any legal proceeding has been instituted or any claim has been asserted in respect of which indemnification may be sought under the provisions of Sections 11 or 12. If the indemnifying party, within 30 days after the indemnified party has given such notice (or within such shorter period of time as an answer or other responsive motion may be required), shall have acknowledged in writing his or its obligation to indemnify, then the indemnifying party shall have the right to control the defense of such claim or proceeding, and the indemnified party shall not settle or compromise such claim or proceeding without the written consent of the indemnifying party. The indemnified party may in any event participate in any such defense with his or its own counsel and at his or its own expense; and

              (v) the indemnified party shall be kept fully informed by the indemnifying party of such action, suit or proceeding at all stages thereof, whether or not he or it is represented by counsel. The indemnifying party shall, at the indemnifying party's expense, make available to the indemnified party and its attorneys and accountants all books and records of the indemnifying party relating to such action, suit or proceeding, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

         (c) Escrow Indemnity Procedures. In accordance with the provisions of the Escrow Indemnity Agreement, 24/7 shall be entitled, from time to time, to receive from the Escrow Agent the number of shares of 24/7 Common Stock having a value equal to the Losses of 24/7 as to which 24/7 is entitled to be indemnified pursuant to Section 11 above, all as more fully set forth in the Escrow Indemnity Agreement. For purposes of this Section 13(c) and the Escrow Indemnity Agreement, the value of 24/7 Common Stock to be delivered to cover Losses shall be the average of the closing prices of the 24/7 Common Stock on the five trading days preceding the delivery of the shares to 24/7 in accordance with the provisions of the Escrow Indemnity Agreement.

              (i) Non-Management Stockholders' Indemnity Shares. Pursuant to the Escrow Indemnity Agreement, at the Closing, 24/7 shall place in the Escrow Indemnity Account, on behalf of each of 360 Capital Corporation, John Mazzacco and Robert Skoro (the "Non-Management Stockholders"), the number of shares of 24/7 Common Stock set forth below:

                   (1) 360 Capital Corporation 34,110 shares

                   (2) John Mazzacco 12,489 shares

                   (3) Robert Skoro 12,489 shares

              (ii) Management Stockholders' Indemnity Shares. Pursuant to the Escrow Indemnity Agreement, at the Closing, 24/7 shall place in the Escrow Indemnity Account, on behalf of each of Paul Chachko, Troy Scheer and Ravi Yadav (the "Management Stockholders"), the number of shares of 24/7 Common Stock set forth below:

                   (1) Paul Chachko 185,939 shares

                   (2) Troy Scheer 9,185 shares

                   (3) Ravi Yadav 123,959 shares

              (iii) Release of  Non-Management  Stockholders'  Indemnity Shares.
Subject to Section 13(c)(v) below and pursuant to the Escrow Indemnity Agreement, all of the Non-Management Stockholders' shares held in the Escrow Indemnity Account on the first anniversary of the Closing Date shall be released to the Non-Management Stockholders from the Escrow Indemnity Account.

              (iv) Release of Management Stockholders' Indemnity Shares. Subject to Section 13(c)(v) below, the Management Stockholders' shares held in the Escrow Indemnity Account shall be released from the Escrow Indemnity Account in accordance with the Escrow Indemnity Agreement.

              (v) Delivery of Notice. 24/7 shall deliver such written notices to such parties and at such times as required by the provisions of the Escrow Indemnity Agreement, and the releases of shares provided for in Sections 13(c)(iii) and (iv) shall be governed by the provisions of the Escrow Indemnity Agreement. 24/7 and the Company agree to promptly deliver a written notice to the Management Stockholders and the Non-Management Stockholders upon any determination that a claim for Losses under Section 11 or 12 is reasonably likely to exist.

         (d) Indemnification of Directors and Officers of the Company. Except with respect to the contemplated reincorporation of the Surviving Corporation in the State of Delaware, 24/7 (A) will not take or knowingly permit to be taken any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, and (B) shall cause the Surviving Corporation to honor and fulfill such provisions until the date which is two years from the Effective Time; provided, however, in the event any claim is commenced within such two-year period, such indemnification provisions shall continue in effect until the final disposition thereof.

         14. Exchange Option. If, at any time within three years after the Closing Date, 24/7 determines to proceed with a public offering of securities of a subsidiary of 24/7 that is then operating the business of the Company, 24/7 shall make a written offer to each of the Stockholders, a reasonable time prior to the closing of such public offering, to exchange shares of 24/7 Common Stock then owned by each such Stockholder for shares of such subsidiary. Such offer shall be made only if 24/7 has made such offer to the then current executive officers of such subsidiary, and any offer to the Stockholders shall be made on the same terms and conditions contained in the offer to such executive officers. Any such exchange of shares shall be expressly conditioned upon, and shall be effected as of, the closing of such public offering.

         15. Notices. All notices or other communications in connection with this Agreement shall be in writing and shall be considered given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or by overnight courier as follows:

         If to the Company:

                          Music Marketing Network Inc.
                           The Galleria
                           2 Bridge Avenue
                           Red Bank, NJ  07701
                           Attn:  Paul Chachko

         with a copy to:

                            Kelley Drye & Warren LLP
                           Two Stamford Plaza
                           281 Tresser Blvd.
                           Stamford, CT  06901
                           Attn:  John T. Capetta, Esq.

         If to 24/7 or the Subsidiary:

                           24/7 Media, Inc.
                            1250 Broadway, 28th Floor
                           New York, NY  10001
                              Attn: General Counsel
         with a copy to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, NY  10036
                           Attn:  Ronald R. Papa, Esq.

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Section 15.

         16. Termination. This Agreement shall terminate if the Merger shall have not been declared effective and consummated by August 31, 1999.

         17. Entire Agreement. This Agreement (which includes the schedules and exhibits hereto), together with the Mutual Non-Disclosure Agreement, dated April 27, 1999, between the Company and 24/7, sets forth the parties' final and entire agreement with respect to its subject matter and supersedes any and all prior and contemporaneous understandings, representations, warranties and agreements (whether oral or written) with respect to the subject matter herein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought.

         18. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns; provided, however, that neither this Agreement nor any right or obligation hereunder may be assigned or transferred, except that 24/7 or the Subsidiary may assign this Agreement and its rights hereunder to any direct or indirect wholly-owned subsidiary of 24/7.

         19. Paragraph Headings. The paragraph and section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         20. Other Discussions. Unless this Agreement shall have been terminated, the Company (and any representatives of the Company) shall not, directly or indirectly, initiate, solicit, encourage, consider, entertain or otherwise consider any other offers for or inquiries about, or hold discussions with any person regarding, the acquisition of any assets or capital stock of the Company. The Company (and any representatives of the Company) will not, directly or indirectly, engage in any negotiations concerning, provide any confidential information or data to, or have any discussions with, any person relating to the acquisition of any assets or capital stock of the Company, whether initiated before or after this Agreement. The Company (and any representatives of the Company) will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to the acquisition of any assets or capital stock of the Company. The Company will notify 24/7 immediately of any inquiries or proposals received by the Company and the name of such person and the material terms and conditions of any proposals or offers.

         21. Fees and Expenses. Each party hereto will pay its own fees and expenses, including, without limitation, legal, accounting and other professional fees and expenses, incurred in connection with the execution, delivery and performance of this Agreement, whether or not the Merger is consummated, provided, however, that the fees and expenses of Company counsel solely for this transaction shall be borne by the Company and no portion of such fees and expenses shall be borne by the Stockholders.

         22. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

         23. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York (without reference to its rules as to conflicts of law). The state courts of the State of New York in New York County and, if the jurisdictional prerequisites exist at the time, the United States District Court for the Southern District of New York, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or concerning this Agreement. In any action or proceeding concerning such dispute or controversy, the parties consent to such jurisdiction and waive personal service of any summons, complaint or other process; a summons or complaint in any such action or proceeding may be served by mail in accordance with Section 15.

         24. Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         25. Definition of Knowledge. As used herein, the words "knowledge", "knowledge" or "known" shall, (i) with respect to the Company or Company management, mean the actual knowledge of the corporate executive officers of the Company, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by the Company or made to the "knowledge" or "knowledge" of the Company, (ii) with respect to 24/7 or 24/7 management, mean the actual knowledge of the corporate executive officers of 24/7, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by 24/7 or made to the "knowledge" or "knowledge" of 24/7, and
(iii) with respect to the Subsidiary or the Subsidiary management, mean the actual knowledge of the corporate executive officers of 24/7 or the Subsidiary, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by the Subsidiary or made to the "knowledge" or "knowledge" of the Subsidiary.

         26. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in Section 1 above (A) concerning payment of the Merger Consideration are intended for the benefit of the holders of Capital Shares, (B) concerning the conversion of the Options are intended for the benefit of the holders of such Options and (C) concerning the satisfaction of outstanding indebtedness of the Company and certain employee bonuses are intended for the benefit of such debt holders and employees, respectively, and (ii) the provisions in Section 13(d) above concerning indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

                           [Signature pages to follow]

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]


         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


24/7 MEDIA, INC.


By:  /s/ David J. Moore
Name:  David J. Moore
Title:  Chief Executive Officer

By: /s/ Mark E. Moran
Name:  Mark E. Moran
Title:  Senior Vice President and Secretary


CLOOP ACQUISITION CORP.


By:  /s/ David J. Moore
Name:  David J. Moore
Title:  Chief Executive Officer

By: /s/ Mark E. Moran
Name:  Mark E. Moran
Title:  Senior Vice President and Secretary


MUSIC MARKETING NETWORK INC.


By: /s/ Paul Chachko
Name:  Paul Chachko
Title:   Chief Executive Officer

By:  /s/ Troy Scheer
Name:  Troy Scheer
Title:    President